UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  April 10, 2008

VeruTEK Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51246	06-1828817
(Commission File Number)	(IRS Employer Identification No.)

65 West Dudley Town Road, Suite 100
Bloomfield, Connecticut 06002

(Address of Principal Executive Offices)

860-242-9800
(Registrant’s Telephone Number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 10, 2008, the Board of Directors of VeruTEK Technologies, Inc. (the “Company”) approved the grant of an incentive stock option for 50,000 shares of Company common stock, par value $.001 per share (the “Common Stock”), to Michael Vagnini, Senior Vice President and Chief Financial Officer of the Company (the “Vagnini Option”).  The Vagnini Option was granted pursuant to the Company’s 2008 Stock Incentive Plan (the “Plan”).  The Vagnini Option will vest in equal yearly increments over a five-year period beginning the first anniversary of the initial grant date and will expire on April 10, 2014.  The exercise price per share payable upon the exercise of the Vagnini Option will be $1.25.

As previously disclosed, on March 27, 2008, the Company adopted the Plan.  The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing incentives to improve shareholder value and to contribute to the growth and financial success of the Company and enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility within the Company or certain affiliates of the Company.  Under the Plan, eligible participants may be awarded options to purchase common stock of the Company, restricted shares, restricted share units, share appreciation rights, phantom shares or performance awards.  The Company intends to submit the Plan for approval by the Company’s shareholders at the next annual shareholder meeting.  The Board has authority to administer the Plan and has delegated this authority to the Compensation Committee of the Board.  In addition, the Board or the Compensation Committee may delegate duties to the Company’s chief executive officer or other senior officers of the Company, to the extent permitted by law and the Company’s Bylaws.  Employees, officers, directors and consultants of the Company or of certain affiliates of the Company are eligible to participate in the Plan.  However, the actual recipients of awards under the Plan are selected by the Board or the Compensation Committee.  The Plan authorizes the granting of awards for up to a maximum of Two Million (2,000,000) shares of common stock of the Company.  If any award granted under the Plan expires, terminates or is forfeited, surrendered or canceled, without delivery (or, in the case of restricted shares, vesting) of common stock or other consideration, the common stock of the Company that were underlying the award shall again be available under the Plan.

Section 8 – Other Events.

Item 8.01 – Other Events.

As previously disclosed, the Board of Directors of the Company has previously determined that it would be in the Company’s best interest for director compensation to be at least partly equity-based.  On April 10, 2008, the Board of Directors of the Company approved a grant of nonqualified stock options (collectively, the “Non-Employee Director Options”) for 319,663, 213,108 and 213,108 shares of Company common stock to Douglas Anderson, Mark Ain and, Carlos Naudon (collectively, the “Non-Employee Directors”), respectively.  In connection with the grant of the Non-Employee Director Options, the Board also adjusted previously disclosed non-employee director compensation for 2008, determining that, effective as of January 1, 2008, the 2008 non-employee director cash compensation will be a monthly retainer of $2,000 and a per meeting fee of $1,000.  (Prior to the foregoing adjustment, as previously disclosed, compensation for 2008 for Mr. Anderson was to have been an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $74,000 for all services rendered as Chair of the Board and for all services rendered as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or Board committee meetings, and compensation for 2008 for each of Mr. Ain and Mr. Naudon was to have been an aggregate stipend of $60,000 for all services to be rendered as a non-employee director of the Company, an aggregate stipend of $24,000 for services as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or committee meetings.)

The Non-Employee Director Options were granted pursuant to the Company’s 2008 Stock Incentive Plan.  The Non-Employee Director Options will vest in approximately equal yearly increments over a three-year period beginning on the first anniversary of the initial grant date and will expire on April 10, 2012.  The exercise price per share payable upon the exercise of each of the Non-Employee Director Options will be $1.25.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeruTEK Technologies, Inc.

April 16, 2008	By:	/s/ John Collins
John Collins
President and Chief Executive Officer

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